Contacts
                                    --------

     Gary L. Nalbandian                                      Mark A. Zody
    Chairman and President                             Chief Financial Officer


                                 (717) 975-5630

                      Pennsylvania Commerce Bancorp, Inc.
                      -----------------------------------

              Announces Filing for Public Offering of Common Stock
              ----------------------------------------------------

         August 17, 2004 -Camp Hill, PA - Pennsylvania Commerce Bancorp, Inc. (Nasdaq Small Cap: COBH) announced today that it has filed a registration statement with the Securities and Exchange Commission for a proposed offering of 500,000 shares of its common stock, subject to market and other conditions. All of the shares will be offered by the Company. The Company also expects to grant the underwriters of the proposed offering a 30-day option to purchase up to 75,000 shares to cover over-allotments, if any. Sandler O'Neill & Partners LP is the sole bookrunner and lead manager for the offering and Janney Montgomery Scott LLC is the co-manager.

         The common stock offering may be made only by means of a prospectus. When available, copies of the preliminary prospectus relating to the offering may be obtained from Sandler O'Neill & Partners LLP, 919 Third Avenue, 6th Floor, New York, New York 10022.

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.


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         Pennsylvania  Commerce  Bancorp,  Inc. is a $1.18  billion bank holding company headquartered in Camp Hill, Pennsylvania with 23 full service stores throughout the Pennsylvania counties of Berks, Cumberland, Dauphin, Lebanon and York which encompass the metropolitan statistical areas of Harrisburg (the capital of Pennsylvania), Reading and York.

         Statements in this press release contain "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks and uncertainties, including the trading prices for the common stock of the Company during the offering period, investor response to the proposed offering, other conditions in the financial markets and customary closing conditions. Please see the Company's filings with the Securities and Exchange Commission for a discussion of other factors that may affect forward-looking information. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.